Exhibit 10.1
AMENDMENT TO STOCK OPTIONS
WHEREAS, the undersigned Director elected and received Stock Options to purchase shares of Common Stock pursuant to the Teledyne 1999 Non-Employee Directors Stock Compensation Plan, as amended (the “Plan”), in lieu of cash Retainer Fees and/or Meeting Fees during calendar year 2005, as set forth on Attachment A;
WHEREAS, pursuant to the terms of the Plan, the exercise prices of such Stock Options were determined by a formula that was based on the Fair Market Value of the Common Stock on the applicable date of grant and then adjusted to account for a prepayment of the exercise price equal to the amount of Retainer Fees and/or Meeting Fees foregone;
WHEREAS, it is in the best interest of the Director and Teledyne to modify the exercise price per share under the Stock Options granted to the Director under the Plan in 2005 such that the exercise price per share will be equal to the Fair Market Value of a share of Common Stock on the applicable original date of grant and for Teledyne to pay the Director on January 2, 2008, a lump sum cash amount equal to the aggregate Retainer Fee and/or Meeting Fees that the Director would have received had the Director not elected to use such Retainer Fees and/or Meeting Fees to prepay the exercise price in the form of lower per share exercise price, all as set forth on Attachment A;
Accordingly, the undersigned Director and Teledyne hereby agree, intending to be legally bound, as follows:
1.	The exercise price of the Stock Options issued to the Director in 2005 shall be increased to the Fair Market Value of a share of Common Stock on the original date of grant as set forth on Attachment A. The Director will no longer be deemed to have prepaid a portion of the exercise price for the Stock Options granted in 2005. Except as amended hereby, the terms and conditions of the Stock Options granted to the Director in 2005 remain unchanged and in full force and effect.

2.	Teledyne shall pay to the Director on January 2, 2008, a lump sum cash amount equal to the amount set forth on Attachment A; provided, however, that the Director continues to be a Director on such date. Teledyne will issue a Form 1099 to the Director to evidence such 2008 payment.

3.	There shall be no change to (a) any Annual Option (which were granted at Fair Market Value without adjustment) or (b) Stock Options, if any, granted to such Director prior to January 1, 2005 or after December 31, 2005; it being acknowledged and agreed that for any Stock Options (other than Annual Options) granted after December 31, 2005, such Director will be deemed to receive taxable income on any such Stock Options one year after the date of grant at the time when such Stock Options vest. Teledyne will issue a Form 1099 to the Director to evidence the receipt of income for the year in which such vesting occurs.

4.	This amendment is intended to comply with Regulation 409A of the Internal Revenue Code and the transition rules promulgated thereunder.
Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.
Teledyne Technologies Incorporated

By:
	John T. Kuelbs	Director
Executive Vice President, General
Counsel and Secretary
October 1, 2007